EXHIBIT E

SALE PROCEDURES

1. Assets to Be Sold. The Assets[1] generally constitute all of the Debtors' operating assets, including patents. The Debtors are offering to sell the Assets, together or piecemeal, to one or more bidders. The Debtors shall consider bids for either all or part of the Assets.

2. Participation Requirements: In order to participate in the bidding process or otherwise be considered for any purpose hereunder, a person interested in some or all of the Assets (a "Potential Bidder") must first deliver the following materials to the Debtors and their counsel and professionals, to be shared with counsel for each of the Committee of Unsecured Creditors for the Estate of CTC Cable Corporation ("Committee") and PFG, both of whom shall keep such information confidential on a "professional-eyes only" basis:

a. an executed confidentiality agreement in form and substance satisfactory to the Debtors and their counsel; and

b. the most current audited and latest unaudited financial statements (collectively, the "Financials") of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of a sale transaction, (a) Financials of the equity holder(s) of the Potential Bidder or such other form of financial disclosure as is acceptable to the Debtors that demonstrates the Potential Bidder's financial ability to consummate a competing sale transaction and (b) a written commitment acceptable to the Debtors of the equity holder(s) of the Potential Bidder to be responsible for the Potential Bidder's obligations in connection with a sale transaction (including being bound by the terms and conditions of the Sale Procedures); provided that if a Potential Bidder is unable to provide Financials, the Debtors may accept such other information sufficient to demonstrate to the Debtors' reasonable satisfaction that such Potential Bidder has the financial wherewithal to consummate a sale transaction. A person meeting the requirements set forth in this paragraph shall be considered a "Qualified Bidder."

3. Qualified Bid. The Debtors, after consultation with the Committee and PFG, shall determine whether a bid qualifies as a "Qualified Bid." To constitute a Qualified Bid, a bid must be a written irrevocable offer from a Qualified Bidder and:

a. include a cover letter identifying whether the Qualified Bidder is interested in purchasing some or all of the Assets. If the Qualified Bidder is submitting a bid only with respect to certain assets, such cover letter must identify which assets the Qualified Bidder is seeking to purchase and whether such bid is contingent on purchasing all of the identified assets;

b. state that the Qualified Bidder offers to consummate the sale pursuant to an asset purchase agreement in substantially similar form to the asset purchase agreement attached as Exhibit "1" ("Agreement") to the Declaration of Benton Wilcoxon filed in support of the Motion. If any bid is conditioned on the assumption and assignment of executory contracts and/or unexpired leases, then such potential bidder shall be required

[1] Capitalized terms not defined in this order shall have the meaning as set forth in the Sale Procedures Motion.

to provide evidence of its ability to provide adequate assurance of future performance of such contracts or leases along with the bid;

c. shall provide for a closing of the sale transaction by no later than August 15, 2011, or such other date that is determined by the Debtors;

d. contain a list of the Debtors' executory contracts and unexpired leases with respect to which the bidder seeks assignment from the Debtors;

e. be accompanied with admissible evidence in the form of affidavits or declarations establishing the Qualified Bidder's good faith, within the meaning of Section 363(m) of the Bankruptcy Code;

f. confirm that the offer shall remain open and irrevocable as provided below;

g. enclose a clean signed copy of an asset purchase agreement and a copy redlined from the Agreement;

h. be accompanied with a certified or bank check or wire transfer in an amount equal to ten percent (10%) of the proposed purchase price set forth in the bid as a minimum good faith deposit (the "Minimum Deposit"), which Minimum Deposit shall be used to fund a portion of the purchase price provided for in the bid;

i. be "as is, where is," and not be conditioned on obtaining financing or the outcome of any due diligence by the Qualified Bidder;

j. not request or entitle the Qualified Bidder to any break-up fee, expense reimbursement or similar type of payment; and

k. fully disclose the identity of each entity that will be bidding for the Assets or otherwise participating in connection with such bid, and the complete terms of any such participation.

4. Bid Deadline and Submission: All Qualified Bids must be received no later than 12:00 noon (prevailing Pacific time) on August 2, 2011 (the "Bid Deadline") by: (i) counsel to the Debtors, Winthrop Couchot Professional Corporation, Attn: Garrick A. Hollander, Esq., 660 Newport Center Drive, Newport Beach, CA 92660, e-mail: ghollander@winthropcouchot.com; (ii) counsel to PFG, Levy, Small & Lallas, Attn: Leo Plotkin, Esq., 815 Moraga Drive, Los Angeles, CA 90049, email: lplotkin@lsl-la.com; and (iii) counsel to the Committee, Steptoe & Johnson, LLP, Attn: Robbin L. Itkin, Esq. and Katherine Piper, Esq., 2121 Avenue of the Stars, Suite 2800, Los Angeles, CA 90067, e-mail: ritkin@steptoe.com and kpiper@steptoe.com (collectively, the "Noticed Parties"). Not later than 12:00 p.m. (prevailing Pacific Time) on August 3, 2011, the Debtors, in consultation with the Committee and PFG, will notify all Qualified Bidders that they have qualified.

5. Auction. If one or more Qualified Bids by a Qualified Bidder other than PFG is received by the Bid Deadline, an auction (the "Auction") with respect to a sale of the Assets shall take place on August 4, 2011 at 10:00 a.m. (prevailing Pacific time) in Courtroom 5C of the United States Bankruptcy Court, located at 411 West Fourth Street, Santa Ana, California 92701. If, however, no such Qualified Bids are received by the Bid Deadline, then the Auction will not be held.

6. Auction Rules.

a. Only Qualified Bidders who have submitted a Qualified Bid and their authorized representatives will be eligible to attend and participate and bid at the Auction. The bidding at the Auction shall start at the highest or otherwise best bid received on or before the Bid Deadline (the "Starting Qualified Bid"), and then continue in minimum increments to be announced at the Auction (the "Overbid Increment"). PFG shall be deemed a Qualified Bidder only if an Auction is held and solely to the extent of its credit bid rights under 11 U.S.C. §363(k), provided, however, that all of PFG's credit bid rights shall be deemed waived at such time as a Qualified Bid is received that equals or exceeds $11 million. The Debtors shall not consider any subsequent bid in the Auction unless any bid after the Starting Qualified Bid exceeds the previous highest bid by at least the Overbid Increment; provided, however, that in the event the Debtors select a combination of Qualified Bids, after consultation with the Committee and PFG, to serve as the Starting Qualified Bid, the Debtors reserve the right to determine an appropriate Overbid Increment for each asset or lot of assets to be sold at the Auction. During the course of the Auction, the Debtors shall inform each participant which Qualified Bid(s) reflects, in the Debtors' view, the highest or otherwise best offer or combination of offers for the Assets.

b. Adjournment of Auction. The Auction may be adjourned as the Debtors deem appropriate. Reasonable notice of such adjournment and the time and place for the resumption of the Auction shall be given to counsel for PFG and the Committee, and all Qualified Bidders that have submitted a Qualified Bid.

c. Section 363(n) Confirmation. Each Qualified Bidder participating at the Auction will be required to confirm that it has not engaged in any collusion with respect to the bidding or the sale.

7. Other Terms. All Qualified Bids, the Auction, and the Sale Procedures are subject to such additional terms and conditions as are announced by the Debtors, after consultation with PFG and the Committee, that are not inconsistent with the Sale Procedures Order. At the conclusion of the Auction, the Debtors shall announce the bid or combination of bids made pursuant to the Sale Procedures Order that represents, in the Debtors' discretion, after consultation with PFG and the Committee, the highest or otherwise best offer for all of the Assets (the "Successful Bid"). Prior to the hearing on the sale of the Assets ("Sale Hearing"), the Debtors shall announce the identity of the Qualified Bidder or combination of Qualified Bidders who submitted the Successful Bids at the Auction (the "Successful Bidder"). If an Auction is held, the Debtors shall be deemed to have accepted a Qualified Bid only when (i) such bid is declared the Successful Bid at the Auction, (ii) definitive documentation has been executed in respect thereof, and (iii) the Court has approved the sale to the Successful Bidder. Such acceptance by the Debtors is conditioned upon approval by the Court of the Successful Bid and the entry of an order approving such Successful Bid.

8. Irrevocability of Certain Bids. The Successful Bid shall remain irrevocable in accordance with the terms of the purchase agreement executed by the Successful Bidder. The bid of the Qualified Bidder or combination of Qualified Bidders (the "Back-Up Bidder") that submits the next highest or otherwise best bid or combination of bids (the "Back-Up Bid") shall be irrevocable until the earlier of: (i) closing of the sale to the Successful Bidder or the Back-Up

Bidder; and (ii) such date as the Debtors affirm in writing that the Debtors do not intend to proceed with a sale to the Successful Bidder.

9. Sale Hearing. The Court shall conduct the Sale Hearing on August 4, 2011, at approximately 10:00 a.m., immediately after the conclusion of the Auction.

10. Return of Deposit. Except as otherwise provided in this paragraph with respect to any Successful Bid and any Back-Up Bid, the Minimum Deposits of all Qualified Bidders that submitted such a deposit under the Sale Procedures shall be returned upon or within five (5) business days after the conclusion of the Auction. The Minimum Deposit of the Successful Bidder shall be held until the closing of the sale of the Assets and applied in accordance with the Successful Bid. The Minimum Deposit of the Back-Up Bidder shall be returned upon or within five (5) business days after the closing of the sale of the Assets to the Successful Bidder.

11. Failure to Close. If, following the entry of the Sale Order, the Successful Bidder fails to consummate the sale because of a breach or failure to perform on the part of the Successful Bidder, the Back-Up Bid will be deemed to be the new Successful Bid, and the Debtors will be authorized, but not required, to consummate the sale with the Back-Up Bidder without further order of the Court. In such case, the defaulting Successful Bidder's Minimum Deposit shall be forfeited to the Debtors and the Debtors shall have the right to seek any and all other remedies and damages from the defaulting Successful Bidder.

12. Reservation of Rights. Except as otherwise provided in the Sale Procedures Order, the Debtors reserve the right as they may reasonably determine to be in the best interests of their estates, subject to conformity with the Sale Procedures after consultation with PFG and the Committee[2], to: (i) determine which bidders are Qualified Bidders; (ii) determine which bids are Qualified Bids; (iii) determine which Qualified Bid or combination of Qualified Bids is the highest and best proposal and which is the next highest and best proposal; (iv) reject any bid that is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Sale Procedures or the requirements of the Bankruptcy Code or (c) contrary to the best interests of the Debtors and their estates; (v) waive terms and conditions set forth herein with respect to all potential bidders; (vi) impose additional terms and conditions with respect to all potential bidders; (vii) extend the deadlines set forth herein; (viii) adjourn the Auction and/or Sale Hearing in open court without further notice; and (ix) modify the Sale Procedures, as the Debtors may determine to be in the best interests of their estates.

13. Expenses. Any bidders presenting bids shall bear their own expenses in connection with the proposed sale, whether or not such sale is ultimately approved, in accordance with the terms of the purchase agreement

14. Notice of Potential Assumption and Assignment of Executory Contracts and Unexpired Leases.

a. The Debtors shall file with the Court and serve a notice with respect to the potential assumption and assignment of certain executory contracts and unexpired leases (the "Assigned Agreements"), including the related cure amounts (the "Cure Amounts") to be paid in connection therewith (each an "Assumption and Assignment Notice"), on all

[2] PFG and the Committee reserve rights to object to a determination made by the Debtors pursuant to these procedures.

counterparties to such agreements (the "Contract Parties") concurrent with and/or as part of the filing of the Sale Motion. Each Contract Party shall have until July 21, 2011 (the "Assignment Objection Deadline") to object to the assumption and assignment of the Assigned Agreement including, without limitation, objecting to the Cure Amounts and/or adequate assurance of future performance. All objections shall (a) be in writing; (b) as applicable, state with specificity (i) the cure amount that the Contract Party believes is required, and/or (ii) the adequate assurance of future performance that the Contract Party believes is required; (c) comply with the Bankruptcy Rules and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Central District of California; (d) be filed with the Clerk of the United States Bankruptcy Court for the Central District of California, 411 West Fourth Street, Santa Ana, CA 92701; and (e) be served so as to be received by the Assignment Objection Deadline by the Noticed Parties; provided, however, that in the event that there is no Stalking Horse bidder identified in the Sale Motion, the deadline for objecting based upon adequate assurance of future performance only shall be the commencement of the Sale Hearing.

b. Unless an objection to the assignment of an Assigned Agreement is timely filed and served as set forth above, all Contract Parties to each proposed Assigned Agreement shall (a) be forever barred from objecting to the proposed Cure Amounts and from asserting any additional cure or other amounts with respect to each Assigned Agreement, and the Debtors and the Successful Bidder or Back-up Bidder, as applicable, shall be entitled to rely solely upon the proposed Cure Amounts set forth in the Assumption and Assignment Notices; (b) be deemed to have consented to the assumption and assignment; and (c) be forever barred and estopped from asserting or claiming against the Debtors, Successful Bidder or Back-up Bidder, as applicable, (i) that any additional amounts are due or other defaults exist, (ii) that any conditions to assignment must be satisfied under such Assigned Agreement, or (iii) that there is any objection or defense to the assumption and assignment of such Assigned Agreement.

c. Any objection to the proposed Cure Amounts (a "Disputed Cure Amount") which is timely filed and served by any Contract Party in accordance with the Assumption and Assignment Notice and which is not otherwise resolved by the parties, will be heard at the Sale Hearing. Pending a ruling on such objection, if a ruling is not made at the Sale Hearing, the amount necessary to satisfy the Disputed Cure Amount will be reserved and paid upon a final Court order determining the correct cure amount and will be paid as provided in the Agreement, to the extent the Assigned Agreement ultimately is assumed and assigned to the Successful Bidder or Back-Up Bidder. All other objections to the proposed assumption and assignment of an Assigned Agreement will be heard at the Sale Hearing.

d. For the avoidance of doubt, no Assigned Agreement will be assumed and assigned to the Successful Bidder or Back-up Bidder, as applicable, until such time as the Sale Order has been entered and the sale has been consummated and closed. The Debtors reserve the right to remove any Assigned Agreement from any proposed asset sale.